Exhibit 10.2

RURAL/METRO CORPORATION

BOARD OF DIRECTORS

COMPENSATION SCHEDULE

Effective July 1, 2004

Amount

1.	Basic annual retainer for each director: $70,000.

a.	Assumes: (i) four quarterly Board meetings with related committee meetings; and (ii) membership on at least two committees.

b.	Retainer is paid in full even if fewer meetings or committee memberships are involved.

c.	Retainer is paid in full whether or not the member of the Board attends the meetings.

2.	Additional fees for Board meetings held separately from the four quarterly Board meetings: $1,000 for telephone participation; $2,000 for in-person attendance.

3.	Additional fees for committee meetings held separately from the four quarterly committee meetings: $1,000 for telephone participation; $2,000 for in-person attendance.

4.	Additional annual retainer for Chairman of the Board: $50,000.

5.	Additional annual retainer for Vice-Chairman of the Board: $20,000.

6.	Additional annual retainer for Chairman of the Audit Committee: $15,000.

7.	Additional annual retainer for Chairs of other committees: $10,000.

8.	Additional annual retainer for Audit Committee Financial Expert: $5,000 (Not payable if the Audit Committee Chair is an Audit Committee Financial Expert).

Payment method

1.

Retainers are paid in arrears on a quarterly basis (with payment obligation discontinued for future quarters if board membership ceases during a quarter). Payment is made as quickly as practicable following the conclusion of the quarter and the receipt by management of the information required to calculate any “additional fees” as referenced in paragraphs 2 and 3 above.

2.

“Additional fees” with respect to meetings held during any fiscal quarter will be paid simultaneously with the retainer payment referenced in the immediately preceding paragraph. Committee chairs will coordinate with management to provide necessary information about meetings and attendance during the quarter.

3.	All payments shall be made in the form of cash.

Expense reimbursement

1.	Reasonable expenses shall continue to be reimbursed in accordance with Company policy.

Additional Services

1.

The Board may request that one or more members of the Board provide additional services from time to time. It is anticipated that such services will be compensated on an hourly basis, though the nature of the services and the amount of compensation is subject to the approval of the Board in each instance.

a.

In this regard, the Board has requested that: (i) Directors Henry G. Walker and Cor Clement work with the Company’s management to review the Company’s capital structure and to assess available alternatives, if any; (ii) Director Henry G. Walker work with management to assess succession planning; and (iii) Director Cor Clement work with management to explore strategic relationships. The rate of compensation for these additional services shall be $400 per hour.